Exhibit 10.93

ORBITAL

Cold Meece

Stone

Staffordshire

ST15 0QN United Kingdom

+44 1785 857000

www.orbitalgas.com

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of December, 2017, (the "Effective Date"), between Orbital Gas Systems N.A., a Texas corporation ("Company"), and Paul White ("Executive").

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions set forth in this Agreement, and Executive desires to be employed by the Company pursuant to such terms and conditions; and

WHEREAS, the Company and Executive recognize that the agreements and covenants in this Agreement are essential to protect the business interests of the Company.

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.     Employment. The Company agrees to employ Executive as its "President of Orbital UK" and Executive hereby agrees to serve in such capacity and to provide such services as are consistent with such title and position in connection therewith as may be determined by the Chief Executive Officer ("CEO") and/or the Board of Directors of the Company from time to time. Executive hereby agrees and represents that his employment, and the performance of his duties as required by this Agreement, violate no agreements or relationships existing between Executive and any other person. Executive's principal place of business shall be Orbital Gas Systems, Cold Meece, Swynnerton, Near Stone, Staffordshire ST15 0QN United Kingdom.

2.     Extent of Services. During the time that Executive is employed by the Company, Executive shall devote his full business time and efforts to the performance of his duties hereunder; provided, however, that nothing in this Section 2 shall be deemed to prohibit Executive from continuing his service as a director, advisory director or in such other similar position of any firm in which Executive has (as of the date hereof) an equity interest so long as such services do not materially detract from Executive's ability to perform his services hereunder and are not provided to any business or organization engaged in a business or activity which is substantially similar to, or would reasonably be deemed to be, competitive with the Company. Executive agrees to perform the services contemplated herein faithfully and diligently and in the best interests of the Company and its affiliates.

1

3.     Term of Employment. Executive's employment shall commence as of the Effective Date and shall continue for a period of three (3) years after the Effective Date unless earlier terminated as provided in Section 6 hereof (the "Initial Term"). At the end of the Initial Term, and at the end of each one (1) year period thereafter, (each, a "Renewal Date") this Agreement shall be renewed automatically thereafter for a one (1) year period (the "Renewal Term", and collectively with the Initial Term, the "Term"), unless either party gives written notice of nonrenewal to the other party as provided in Section 10 below, at least thirty (30) days prior to the applicable Renewal Date or unless this Agreement has already been terminated by any reason other than nonrenewal.

Employment Agreement 06-14-2017

Orbital is a trading name for Orbital Gas Systems Limited. Registered in England No. 1868383. VAT Registration number: 363 3612 64

4.     Compensation and Benefits.

(a)

During the Term, the Company shall pay Executive (for all services of Executive pursuant to this Agreement) monthly based on an annual base salary of$225,000 for the first year of the Term, $250,000 for the second year of the Term, and $275,000 for the third year of the Term (the "Base Salary"). The Base Salary shall be paid net of all applicable tax withholdings as required by law and in accordance with the Company's customary payroll practices with respect to amount, time and manner of payment.

(b)	Upon signing, Executive to receive a one-time signing bonus in the amount of $30,000.

(c)

During the Term, Executive will be entitled to receive an annual bonus payment (the "Bonus"), the actual amount of such Bonus to be conditioned upon the achievement of certain budgeted financial targets as mutually and reasonably determined by the Executive and the CEO, with appropriate consultation with the Company's Compensation Committee. Such annual bonus shall be targeted at 75% of Executive's annual salary, Each annual Bonus, if any, shall be paid within 45 days following the Company's fiscal year end or as agreed to by the Parties hereto, subject to all applicable tax withholdings as required by law.

(d)	During the Term, The Company shall be responsible for housing expenses while executive leader is in the role for the Orbital U.K. Facility(s)

(e)

During the Term, The Company shall provide up to six (6) round trip tickets annually to and from USA for personal and professional business. Also the company will provide up to three (3) round trip tickets annually for spouse to accompany spouse

(f)	During the Term, The Company shall provide access to company vehicle, including upkeep and fuel

(g)

During the Term, the Company shall provide Executive with such benefits as made generally available to executives of the Company of similar position on the same basis as the Company makes such benefits available to the Company's other executive employees. The Company shall reimburse Executive's reasonable out-of-pocket expenses incurred in connection with the performance of Executive's services hereunder, in each case consistent with the expense and reimbursement policies of the Company, and subject to Executive's providing appropriate supporting documentation reasonably acceptable to the Company.

5.	Termination and Severance. Executive's employment may be terminated during the Term upon the occurrence of any one or more of the following events:

(a)

disability of Executive (for purposes of this Term Sheet, "disability" shall mean Executive's inability to perform the essential duties, responsibilities and functions of his position with the Company for periods aggregating ninety (90) days in any three hundred sixty (360) day period as a result of any mental or physical disability or incapacity);

(b)	death of Executive;
(c)	Executive's failure to devote all of Executive's business time to the Company;
(d)	Executive's conviction, pleading guilty, or no contest with respect to a felony or a misdemeanor involving dishonesty or moral turpitude or where imprisonment is imposed;

(e)	any act of theft, fraud or material act of dishonesty related to the Company or in connection with performance of Executive's duties hereunder; or

(f)	any intentional material breach of Executive's Employment Agreement and Executive's failure to cure within 5 days of notice thereof (if such breach is capable of cure).

(g)

In the event Executive is terminated other than pursuant to Sections 5 (b), (c), (d), (e), or (f) and provided that Executive is not in material breach of any of the restrictions set forth in Sections 6, 7 and 8, the Company shall continue to pay Executive's salary for the remainder of the Term (the "Severance"), in accordance with its normal payroll practices; provided, however, such Severance shall be payable only if Executive signs a general release in favor of the Company in a form satisfactory to the Company as set forth in the next paragraph of this Section 5.

In order to be entitled to the Severance set forth above, Executive must sign a general release of all claims, known and unknown, against Company, its managers, officers and directors, agents, representatives and employees and any related entities or persons.

For the avoidance of doubt, if Executive terminates his employment with the Company, he shall not be entitled to the Severance

6.	Trade Secrets, Confidential Information and Inventions.

(a)	Trade Secrets. During the course of Executive's employment, Executive will have access to various trade secrets, confidential information and inventions of Company as defined below.

(i)

"Confidential Information" means all information and material which is proprietary to the Company, whether or not marked as "confidential" or "proprietary" and which is disclosed to or obtained from the Company by the Executive, which relates to the Company's past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, "know-how", new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by subparagraph (iii), or non-public business information. Confidential Information does not include any information which (1) was in the lawful and unrestricted possession of the Executive prior to its disclosure by the Company, (2) is or becomes generally available to the public by acts other than those of the Executive after receiving it, or (3) has been received lawfully and in good faith by the Executive from a third party who did not derive it from the Company.

(ii)

"Inventions" means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or "know-how" related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.

(iii)

"Trade Secrets" shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.

This section includes not only information belonging to Company which existed before the date of this Agreement, but also information developed by Executive for Company or its employees during his employment and thereafter.

(b)

Restriction on Use of Confidential Information. Executive agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.

(i)

Non-Disclosure. Except as required by the performance of the Executive's services to the Company under the terms of this Agreement, Executive shall not, directly or indirectly disclose, or permit others to disclose the Company's Trade Secrets, Confidential Information and/or Inventions as defined above.

(ii)

Return of Company Information. Upon termination of his employment with Company for any reason, Executive will surrender and return to Company all documents and materials in his possession or control which contain Trade Secrets, Inventions and other Confidential Information. Executive shall immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other Company property in his possession or under his control, relating to or used in connection with the business of the Company. Executive acknowledges and agrees that all such lists, books, records, materials and documents, are the sole and exclusive property of the Company.

(iii)

Prohibition Against Unfair Competition. At any time after the termination of his employment with Company for any reason, Executive will not engage in competition with Company while making use of the Trade Secrets of Company.

(iv)

Patents and Inventions. Executive agrees that any Inventions made, conceived or completed by him during the term of his service, solely or jointly with others, which are made with the Company's equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the Invention to the business of the Company or the Company's actual or demonstrably anticipated research and development, or which result from any work performed by Executive for the Company, shall be the sole and exclusive property of the Company. Executive promises to assign such inventions to the Company. Executive also agrees that the Company shall have the right to keep such Inventions as Trade Secrets, if the Company chooses. Executive agrees to assign to the Company Executive's rights in any other Inventions where the Company is required to grant those rights to the United States government or any agency thereof. In order to permit the Company to claim rights to which it may be entitled, Executive agrees to disclose to the Company in confidence all Inventions which the Executive makes arising out of the Executive's employment with the Company. Executive shall assist the Company in obtaining patents on all Inventions, designs, improvements and discoveries patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

7.

Solicitation of Employees. Executive will be called upon to work closely with employees of Company in performing services under this Agreement. All information about such employees which becomes known to Executive during the Term, and which is not otherwise known to the public, including compensation or commission structure, is a Trade Secret of Company and shall not be used by Executive in soliciting employees of Company at any time during or after termination of his employment with Company.

8.

Exclusivity. During the Term, Executive shall not directly or indirectly own any interest in (other than owning less than 5% of a publicly held company), manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, volunteer or otherwise), consult with, render services for or in any manner engage (whether or not during business hours) anywhere in the Restricted Territory (as defined below) in any business activity that is in any way competitive with the business of the Company. Further, Executive will not during the Term assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company anywhere in the Restricted Territory. "Restricted Territory" shall mean the State of California or any other state or territory in the United States or any other state or foreign country in which the Company has done business or intends to do business or where its products are sold or distributed.

9.

Unfair Competition, Misappropriation of Trade Secrets and Violation of Solicitation/Noncompetition Clauses. Executive acknowledges that unfair competition, misappropriation of trade secrets or violation of any of the provisions contained in Sections 6 through 8 would cause irreparable injury to Company, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that Company shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

10.

Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when received if personally delivered or sent by a nationally recognized overnight delivery service, or when mailed if sent by registered or certified mail, postage pre-paid, return receipt requested, addressed (i) in the case of the Company, to Chief Financial Officer of the Company at its principal executive offices, to the attention of the President, and (ii) in the case of the Executive, at the address of the Executive as then shown on the records of the Company.

11.	Survival. The parties hereby acknowledge and agree that the rights and obligations of the parties described in Sections 6-19, inclusive shall survive any termination of the Agreement.

12.

Entire Agreement. This Agreement contains the entire agreement of the parties regarding the employment of Executive by the Company and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Company and Executive concerning Executive's employment hereunder.

13.	Governing Law. This Agreement shall be governed by, and enforced according to, the laws of the State of Colorado, without regard to the conflict of law provisions thereof.

14.

Assignments. The rights and obligations of the Company and Executive under this Agreement may not be assigned, except in connection with a transfer of all or substantially all of the assets or equity interests of the Company or a merger or consolidation of the Company with and into a corporation or other entity.

15.

Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and by facsimile or pdf scan, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

16.

Modification; Termination. This Agreement may be modified only by written agreement signed by Executive and by the Company. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

17.

Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

19.

Acknowledgment. Executive acknowledges that he has been advised by the Company to consult with independent counsel of his own choice, at his expense, concerning this Agreement, that he has had the opportunity to do so, and that he has taken advantage of that opportunity to the extent that he desires. Executive further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

[Signature Page

Follows]

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the day and year first above written.

EMPLOYER:

ORBITAL GAS SYSTEMS N.A., a wholly-

owned subsidiary of CUI Global, Inc.

By:        /s/ William Clough

William Clough, as Chairman, Chief

Executive Officer, President, General

Counsel of CUI Global Inc.

EXECUTIVE:

By:    /s/ Paul White

Paul White